EXHIBIT 10.30

EMPLOYMENT AGREEMENT

                                                THIS AGREEMENT (the “Agreement”) is dated as of this 12th day of February, 2007 (the “Effective Date”), between DST Technologies, Inc., a Missouri corporation (“Company”) and Thomas Abraham (“Employee”).

                                                In consideration of the promises and mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

                                                1.                                      EMPLOYMENT.  This Agreement is effective as of the Effective Date.  Employee expressly consents to be bound by the provisions of this Agreement for the benefit of Company and of any subsidiary or affiliate of the Company or DST Systems, Inc. (“DST”) to whose employ Employee may be transferred, without the necessity that this Agreement be resigned at the time of such transfer.  Employee shall serve as Group Chief Executive-DST International  and have the duties, authority and responsibilities as Company or DST International may from time to time prescribe or request.  From time to time, Company or DST International and Employee may mutually agree that Employee shall serve in a role other than as set forth above.  Employee further agrees that while employed by Company, he will devote substantially all of his working time and efforts to the business of the Company, DST International and their respective affiliates.  Except as otherwise provided in this Agreement, Employee acknowledges and agrees that Employee has no rights to separation pay.

                                                2.                                      TERM.  Employee’s employment shall continue under the terms of this Agreement until the earlier of (i) February 1, 2010 or (ii) Employee’s employment with Company is terminated in accordance with Paragraph 4 of this Agreement.

                                                3.                                      COMPENSATION AND BENEFITS.

3.1                Compensation.  During the period of Employee’s employment hereunder, Company shall pay Employee for the performance of his duties under this Agreement an annual base salary Three Hundred Thousand and no/100’s dollars ($300,000) payable in accordance with Company’s policies and subject to normal withholdings and to adjustment from time to time as agreed by the parties (the “Base Salary”).

3.2                Incentive Plan.  Employee shall be eligible to participate in a DST annual incentive award program (“Program”) beginning, on a prorata basis, with the 2007 performance year of any such applicable Program, and under such terms, as determined from time to time by the DST Board of Directors (“DST Board”) or the Compensation Committee or other appropriate committee of the DST Board (the “DST Compensation Committee”).  Payment to Employee of an annual bonus (“Annual Incentive”) may depend on achievement of DST International, DST or other goals as the DST Compensation Committee determines, including without limitation a combination of DST International, DST or other goals.  Subject to the terms of the Program,  Employee’s Threshold, Target and Maximum opportunity levels shall be the following percentages of Base Salary as of the beginning of each year:

Threshold	Target	Maximum
50%	100%	150%

Any payout upon goal achievement may consist of any combination of cash, deferred cash or other award components selected by the DST Compensation Committee.  Employee understands that the Company’s board, the DST Board or the DST Compensation Committee may change, revoke or terminate a Program or Employee’s participation therein at any time; provided that, while the Program is in effect, Employee’s Threshold, Target and Maximum Annual Incentive percentages will not be reduced below the percentages shown above.  The terms of Employee’s participation in a Program are established by the Company’s board, the DST Board, or the DST Compensation Committee and not by this Agreement.  The actual amount of any Annual Incentive earned will be based upon meeting specific corporate or business unit goals set in accordance with the Program.

                                                                                                3.3                               Employee Benefits.

3.3.1           Equity Plan Participation. Employee shall be entitled to participate in the DST Systems, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) in accordance with the terms thereof, at a level consistent with DST’s practice regarding awards to senior executive officers excluding benefits unique to DST contracts with the Chief Executive Officer and Chief Operating Officer and taking into account Exhibit B hereto (Expatriate Assignment Detail). Awards under the 2005 Plan are granted in the discretion of the DST Board or DST Compensation Committee or other appropriate committee of the DST Board. It is understood that Employee will not be granted an equity award for any period prior to 2010, except that DST management will propose to the DST Compensation Committee at its first regularly scheduled meeting after the Effective Date an initial grant of 45,000 shares of restricted DST common stock to vest January 31, 2010, subject to the terms and conditions set forth in Exhibit A to this Agreement.

3.3.2           Incentive, Savings and Retirement Plans.  In addition to Base Salary and an Annual Incentive, Employee shall be entitled to participate during his employment hereunder in all incentive, savings and retirement plans, practices, policies and programs, whether or not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the  “Code”), that are from time to time applicable to other senior executives of DST in accordance with their terms as in effect from time to time.

3.3.3           Welfare Benefits.  During his employment, Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by DST (including medical, prescription, dental, disability, salary continuance, employee life, dependent life, accidental death and travel accident insurance plans and programs) generally applicable to other senior executives of DST in accordance with their terms (including limitations on eligibility) as in effect from  time to time. DST reserves the right to change, revoke or terminate any welfare benefit plan, practice, policy or program at any time.

3.3.4           Fringe Benefits.  During his employment, Employee shall be entitled to fringe benefits applicable to othersenior executives of DST excluding benefits unique to DST contracts with the Chief Executive Officer and Chief Operating Officer and taking into account Exhibit B hereto (Expatriate Benefits).

3.3.5           Vacation.  During his employment, Employee shall be entitled to paid vacation time in accordance with  DST International plans, practices, policies, and programs, but in no event shall such vacation time be less than four weeks per calendar year.

3.3.6           Expenses.  During his employment, Employee shall be entitled to receive prompt reimbursement for all ordinary and necessary business expenses incurred by Employee, upon the receipt by Company of an accounting in accordance with Company practices, policies and procedures.

3.3.7           The DST Systems, Inc. Expatriate Assignment Program shall apply to Employee’s assignment to work in the U.K.  The assignment detail set forth in Exhibit B shall govern the assignment.  .

                                                4.                                      TERMINATION.

                                                                                                4.1                               Death.  Employee’s employment under this Agreement shall terminate upon Employee’s death and Employee’s estate (or his beneficiary, as may be appropriate) shall be entitled to receive (i) an amount equal to all Base Salary earned and accrued to the date of Employee’s death, to the extent theretofore unpaid; and (ii) any other benefits payable upon death under any applicable employee benefit plan in which Employee participated at the date of his death.  Except as provided under this Agreement or under any applicable employee benefit plan, all other obligations of Company under this Agreement shall terminate as of the date of Employee’s death during employment.

                                                                                                4.2                               Disability.  If Company determines that Employee is unable to perform his duties under this Agreement because of his “disability” as defined by or determined in accordance with the Rules and Procedures of the DST Compensation Committee, Company may terminate Employee’s employment.  Such termination shall be effective as of the date determined by Company pursuant to Company procedures, and Employee shall be entitled to receive (i) an amount equal to all Base Salary earned and accrued to the date of termination, to the extent theretofore unpaid; and (ii) any other benefits payable upon such disability under any applicable employee benefit plan in which Employee participated at the time of termination.  Except as provided under this Agreement or under any applicable employee benefit plan, all other obligations of Company under this Agreement shall terminate as of the date of such termination.

                                                                                                4.3                               Voluntary.  Employee’s employment under this Agreement shall terminate upon Employee’s voluntary termination of employment.  Company shall have no further obligations under this Agreement, except Employee shall be entitled to receive (i) within 30 days after the date of termination, an amount equal to all Base Salary earned and accrued to the date of termination, to the extent theretofore unpaid, and (ii) such other benefits to which Employee is entitled under any employee benefit plan in which Employee participated at the time of termination.  Except as provided under this Agreement or under any applicable employee benefit plan, all other obligations of Company under this Agreement shall terminate as of the date of such termination.

                                                                                                4.4                               For Cause by Company.  Company may terminate this Agreement and Employee’s employment “for cause” immediately upon notice to Executive.  For purposes of this Agreement, termination “for cause” shall mean termination based upon any one or more of the following:

(a)                                 Any material breach of this Agreement by Empolyee which is not, or cannot be, cured (in each case in the sole judgment of the DST Board) within thirty (30) days after written notice of such breach to Employee;

(b)                                 Employee’s dishonesty involving Company, DST International or any other DST affiliate;

(c)                                  Gross negligence or willful misconduct in the performance of Employee’s duties as determined in good faith by the DST Board;

(d)                                 Willful failure by Employee to follow reasonable instructions of the DST Board or any officer to whom Employee reports concerning the operations or business of Company, DST International or any other DST affiliate;

(e)                                  Employee’s fraud or criminal activity; or

(f)                                   Embezzlement or misappropriation by Employee.

                                                                                                4.5                               Other Than for Cause by Company.  Company may terminate Employee’s employment under this Agreement at any time without Cause by giving written Notice of Termination to Employee. If Company terminates Employee’s employment without Cause, Company shall have the obligations set forth in this Paragraph 4.5 for twenty-four (24) months following such termination (the “Period”); provided, however, that notwithstanding any other provision of this Agreement, the obligations in this Paragraph shall not apply unless Employee executes a general release in favor of Company, its affiliates and subsidiaries.  During the Period, Company shall continue to pay to Employee a monthly amount equal to one-twelfth (1/12th) of the annual Base Salary at the rate in effect immediately prior to such termination without Cause, which amount shall be separation pay and may be on regular payroll dates.   If, upon termination without Cause, Employee elects continued group medical coverage for himself and his eligible dependents pursuant to COBRA, Company shall pay for such continued coverage for the lesser of the COBRA continuation period or the duration of the Period, with the same deductible and out-of-pocket expenses as apply to active employees (and their eligible dependents) from time to time during the COBRA continuation coverage period, and (2) monthly reimburse Employee for the cost of premiums for health plan benefits comparable to such benefit plans provided to Employee at the time of termination of active employment for the period beginning on the expiration of COBRA continuation coverage and ending on the last day of the Period.  Upon termination without Cause, if Employee had participated in DST’s officer life insurance program, Company shall monthly reimburse Employee for the cost of premiums for comparable life insurance benefits ending on the last day of the Period.  Notwithstanding the foregoing, any life, health or other reimbursement obligation set forth in this subparagraph shall lapse as of the date comparable coverage in connection with other employment is made available to Employee regardless of whether Employee participates in such alternate coverage program.  The Company shall reimburse Employee for any state and local taxes due with respect to amounts paid hereunder for COBRA continuation coverage or for the cost of health or life insurance. The terms and conditions of this subparagraph shall continue until the end of the Period notwithstanding the death or disability of Employee during the Period.  For avoidance of doubt, neither termination of employment for disability nor assignment or deemed assignment of this Agreement to a subsidiary or affiliate of Company or DST shall be treated as a termination without cause.   Employee shall receive, on the payment due date as provided in the DST Annual Incentive Program, any Annual Incentive earned for the performance year in which Employee’s employment terminated; provided, however, that (i) such award shall be prorated to reflect only the portion of such performance year that precedes Employee’s termination, (ii) the portion of the prorated award that would otherwise have been deferred under the DST Annual Incentive Program shall be paid in cash and shall not be deferred, and (iii) the amount payable shall be separation pay and may be paid in installments on regular payroll dates over the Period.  Notwithstanding the receipt during the Period of separation pay as provided herein and the benefits that are generally available to executive employees of DST during the Period, (a) Employee shall not be entitled to accrue or receive such benefits during the Period except as set forth herein, and (b) any contributions and benefits under applicable plans with respect to the year of termination shall be based solely upon compensation paid to Employee for periods prior to termination.  In the year of termination, Employee shall be entitled to participate in any qualified plan made available to Company employees only if the Employee meets all requirements of such plans for participation in such year.

                                                                                                4.6                               Employee’s Duties Upon Termination.  Upon termination of this Agreement by Company or Employee for any reason, Employee shall immediately return to Company all Proprietary Information (as defined in Paragraph 6) which exists in tangible form and shall sign such written resignations from all positions as an officer, director or member of any committee or board of Company, DST International, DST or DST subsidiary or affiliate as may be requested by Company, DST International, DST or DST subsidiary or affiliate and such other documents and papers relating to Employee’s employment, benefits and benefit plans as any such entity  may reasonably request.

                                                5.                                      CONTINUATION OF EMPLOYMENT UPON CHANGE IN CONTROL.

                                                                                                5.1                               Continuation Of Employment.  Subject to the terms and conditions of this Paragraph 5, in the event of a Change in Control of DST (as defined in Paragraph 5.4) at any time during Employee’s employment hereunder, Employee will remain in the employ of the Company for a period of an additional three years from the date of such Change in Control of DST (the “Control Change Date”).  In the event of a Change in Control of DST, subject to the terms and conditions of this Paragraph 5, Company shall, for the three-year period (the “Three-Year Period”) immediately following the Control Change Date, continue to employ Employee at not less than the executive capacity Employee held immediately prior to the Change in Control of DST.  During the Three-Year Period, Company shall continue to pay Employee salary on the same basis, at the same intervals, and at a rate not less than that, paid to Employee at the Control Change Date.

                                                                                                5.2                               Benefits.  During the Three-Year Period, Employee shall be entitled to participate, on the basis of his Employee position, in each of the following plans (together, the “Specified Benefits”) in existence, and in accordance with the terms thereof, at the Control Change Date:

(a)                                 any incentive compensation plan;

(b)                                 any benefit plan, and trust fund associated therewith, related to (i) life, health, dental, disability, or accidental death and dismemberment insurance, (ii) profit sharing, thrift or deferred savings (including deferred compensation, such as under Sec. 401(k) plans), (iii) retirement or pension benefits, (iv) ERISA excess benefits, and (v) tax favored employee stock ownership (such as under ESOP, TRASOP, TCESO or PAYSOP programs); and

(c)                                  any other benefit plans hereafter made generally available to employees at Employee’s level or to the employees of Company generally.

In addition, the change in control provisions of the agreements and plans governing options, restricted shares, deferred cash and other equity or incentive awards granted to Employee under the 2005 Plan or any other award plan of DST or its affiliates shall govern whether any such outstanding awards become exercisable or payable or vest in connection with a change in control, as defined in the applicable agreement or plan.

                                                                                                5.3                               Payment.  With respect to any plan or agreement under which Employee would be entitled at the Control Change Date to receive Specified Benefits as a general obligation of Company which has not been separately funded by DST or Company (including specifically, but not limited to, those referred to under Paragraphs 5.2(a) and 5.2(b)(iv) above), Employee shall receive within five (5) days after such date full payment in cash of all amounts to which he is then entitled thereunder.

                                                                                                5.4                               Change in Control of DST.  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(a)                                 the Incumbent Directors cease for any reason to constitute at least seventy-five percent (75%) of the directors of DST then serving;

(b)                                 any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than DST or any majority-owned subsidiary of DST, or an employee benefit plan of DST or of any majority-owned subsidiary of DST shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of DST representing twenty percent (20%) or more (calculated in accordance with Rule 13d-3) of the combined voting power of DST’s then outstanding Voting Securities; provided, however, that a person’s becoming such a beneficial owner shall not constitute a Change in Control if such person is party to an agreement that limits the ability of such person and its affiliates (as defined in Rule 12b-2 under the Exchange Act) to obtain and exercise control over the management and policies of DST;

(c)                                  a Reorganization Transaction is consummated, other than a Reorganization Transaction which results in the Voting Securities of DST outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the Voting Securities of such surviving entity outstanding immediately after the Reorganization Transaction, if the voting rights of each Voting Security relative to the other Voting Securities were not altered in the Reorganization Transaction; or

(d)                                 the stockholders of DST approve a plan of complete liquidation of DST, other than in connection with a Reorganization Transaction.

                                                Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to Employee if, in advance of such event, Employee agrees in writing that such event shall not constitute a Change in Control.

                                                For purposes of this definition, the following terms have the meaning set forth below:

                                                                                                (a)                                 “Incumbent Directors” means (i) an individual who was a member of the DST Board on May 10, 2005 (effective date of the 2005 Plan); or (ii) an individual whose election, or nomination for election by DST’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the DST Board then still in office who were members of the DST Board on such effective date; or (iii) individuals whose election, or nomination for election by DST’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the DST Board then still in office who were elected in the manner described in (i) or (ii) above; provided that no director whose election was in connection with a proposed transaction which, if consummated, would be a Change in Control shall be an Incumbent Director.

                                                                                                (b)                                 “Related Party” means (i) a majority-owned subsidiary of DST; or (ii) an employee or group of employees of DST or of any majority-owned subsidiary of DST; or (iii) an employee benefit plan of DST or of any majority-owned subsidiary of DST; or (iv) a corporation owned directly or indirectly by the stockholders of DST in substantially the same proportion as their ownership of the voting power of Voting Securities of DST.

                                                                                                (c)                                  “Reorganization Transaction” means a merger, reorganization, consolidation, or similar transaction or a sale of all or substantially all of DST’s assets other than any such sale which would result in a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by DST immediately prior to the sale.

                                                                                                (4)                                 “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency.

                                                                                                5.5                               Termination After Control Change Date.  Notwithstanding any other provision of this Paragraph 5, at any time after the Control Change Date, Company may, with approval of the DST Board, terminate the employment of Employee (the “Termination”), but within five (5) days of the Termination it shall pay to Employee his full Base Salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the “Special Severance Payment”) equal to the product of his annual Base Salary multiplied by the number of years and any portion thereof remaining in the Three-Year Period or, if the balance of the Three-Year Period after Termination is less than one year, for a period of one year from the Control Change Date (the “Extended Period”).  Specified Benefits to which Employee was entitled immediately prior to Termination shall continue until the end of the Three-Year Period or, if applicable, the Extended Period; provided that:  (a) if any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Employee after Termination, then DST shall pay to Employee within five (5) days after Termination a lump sum payment equal to the amount of Specified Benefits Employee would have received if Employee had been fully vested and had been a continuing participant in such plan to the end of the Three-Year Period or, if applicable, the Extended Period (with the amount for health insurance coverage calculated as provided in Paragraph 4.5 except basing the calculation on the Three-Year Period or, if applicable, the Extended Period); (b) if Employee obtains new employment following Termination, then following any waiting period applicable to participation in any plan of the new employer, Employee shall continue to be entitled to receive benefits pursuant to this sentence only to the extent such benefits would exceed those available to Employee under comparable plans of the Employee’s new employer (but Employee shall not be required to repay any amounts then already received by him), and (c) Employee shall receive in a lump sum the aggregate amount of the annual incentives that Employee would have received if target goals had been met for each year of the Three-Year Period or, if applicable, the Extended Period (prorated for the final performance year if the Three-Year Period or the Extended Period, as the case may be, ends partially through such performance year and with the deferred portion to be paid in cash, all as set forth in Paragraph 4.5).

                                                                                                5.6                               Resignation After Control Change Date.  In the event of a Change in Control of DST, thereafter, upon “good reason” (as defined below) Employee may, at any time during the Three-Year Period or the Extended Period, in his sole discretion, on not less than thirty (30) days’ written notice to the Secretary of DST given within ninety (90) days of the date the good reason arose and effective at the end of such notice period, resign his employment with DST (the “Resignation”).  Within five (5) days of such a Resignation, Company shall pay to Employee his full Base Salary through the effective date of such Resignation, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in Paragraph 5.5, except that for purposes of such computation all references to “Termination” shall be deemed to be references to “Resignation”).  Upon Resignation of Employee, Specified Benefits to which Employee was entitled immediately prior to Resignation shall continue or be reimbursed on the same terms and conditions as provided in Paragraph 5.5 in the case of Termination (including equivalent payments provided for therein).  For purposes of this Agreement, Employee shall have “good reason” if there occurs without his consent (a) a reduction in the character of the duties assigned to Employee or in Employee’s level of work responsibility or conditions; (b) a reduction in Employee’s Base Salary as in effect immediately prior to the Control Change Date or as the same may have been increased thereafter; (c) a failure by Company or its successor to (i) either continue any of the plans of the type referred to in Paragraph 5.2 which shall have been in effect at the Control Change Date (including those providing for Specified Benefits) and Employee’s participation therein on at least the basis in effect immediately prior to the Control Change Date or provide other plans under which at least equivalent compensation and benefits are available and in which Employee continues to participate on a basis at least equivalent to his participation in such plans in effect immediately prior to the Control Change Date (provided, however, that Employee shall not have good reason if participation in any such plan is immaterial or benefits to Employee from participation in such plans are not reduced by more than ten percent (10%) in the aggregate); or (ii) make the payment required under Paragraph 5.3; (d) the relocation of the principal executive offices of DST International or its successor to a location outside the metropolitan area of London, England or requiring Employee to be based anywhere other than the London metropolitan area, except for required travel on Company’s business to an extent substantially consistent with Employee’s obligations immediately prior to the Control Change Date; or (e) any breach by Company of this Agreement to the extent not previously specified.

                                                                                                5.7                               Termination For Cause After Control Change Date.  Notwithstanding any other provision of this Paragraph 5, at any time after the Control Change Date, Employee may be terminated by Company “for cause” without notice and without any payment hereunder only if such termination is for an act of dishonesty by Employee constituting felony under the laws of the State of Missouri which resulted or was intended to result in gain or personal enrichment of Employee at Company’s expense.

                                                                                                5.8                               Mitigation And Expenses.

                                                                                                                                                5.8.1                     Other Employment.  After the Control Change Date, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and, except as expressly set forth herein, no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled hereunder.

                                                                                                                                                5.8.2                     Expenses.  If any dispute should arise under this Agreement after the Control Change Date involving an effort by Employee to protect, enforce or secure rights or benefits claimed by Employee hereunder, Company shall pay (promptly upon demand by Employee accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys’ fees) incurred by Employee in connection with such dispute, without regard to whether Employee prevails in such dispute except that Employee shall repay Company any amounts so received if a court having jurisdiction shall make a final, nonappealable determination that Employee acted frivolously or in bad faith by such dispute.  To assure Employee that adequate funds will be made available to discharge Company’s obligations set forth in the preceding sentence, DST has established a trust and, upon the occurrence of a Change in Control, shall promptly deliver to the trustee of such trust to hold in accordance with the terms and conditions thereof that sum which the DST Board shall have determined is reasonably sufficient for such purpose.

                                                                                                5.9                               Successors in Interest.  The rights and obligations of Employee and Company under this Paragraph 5 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Company and Employee, regardless of the manner in which such successors or assigns shall succeed to the interest of Company or Employee hereunder, and this Paragraph 5 shall not be terminated by the voluntary or involuntary dissolution of Company or DST or any merger or consolidation or acquisition involving Company or DST, or upon any transfer of all or substantially all of Company’s or DST’s assets, or terminated otherwise than in accordance with its terms.  In the event of any such merger or consolidation or transfer of assets, the provisions of this Paragraph 5 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.

                                                                                                5.10                        Prevailing Provisions.  On and after the Control Change Date, the provisions of this Paragraph 5 shall control and take precedence over any other provisions of this Agreement which are in conflict with or address the same or a similar subject matter as the provisions of this Paragraph 5.

                                                                                                5.11                        Gross Up Provision.

                                                                                                                                                5.11.1              If at any time or from time to time, it shall be determined by tax counsel mutually agreeable to Company and Employee that any payment or other benefit to Employee on or after the Control Change Date, whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with DST, its successors or any person whose actions result in a Change of Control of Company (“Potential Parachute Payment”), is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax (“Excise Taxes”), then Company shall, subject to the limitations below, pay or cause to be paid a tax gross-up payment (“Gross-Up Payment”) with respect to all such Excise Taxes and other taxes on the Gross-Up Payment.  The Gross-Up Payment shall be an amount equal to the product of (a) the amount of the Excise Taxes multiplied by (b) a fraction (the “Gross-Up Multiple”), the numerator or which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective marginal rates of any taxes and any Excise Taxes applicable to the Gross-Up Payment or (ii) .80, it being intended that the Gross-Up Multiple shall in no event exceed five (5.0).  If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used.  Excise Taxes and other penalties under Section 409A of the Code shall not be “any similar tax” for purposes of this Agreement.

                                                                                                                                                5.11.2              To the extent possible, any payments or other benefits to Employee pursuant to this Agreement shall be allocated as consideration for Employee’s entry into the covenants made by him in Paragraph 6.

                                                                                                                                                5.11.3              Notwithstanding any other provisions of this Paragraph 5, if the aggregate After-Tax Amount (as defined below) of the Potential Parachute Payments and Gross-Up Payment that, but for this limitation, would be payable to Employee, does not exceed 120% of After-Tax Floor Amount (as defined below), then no Gross-Up Payment shall be made to Employee and the aggregate amount of Potential Parachute Payments payable to Employee shall be reduced (but not below the Floor Amount) to the largest amount which would both (a) not cause any Excise Tax to be payable by Employee and (b) not cause any Potential Parachute Payments to become nondeductible by Company by reason of Section 280G of the Code (or any successor provision).  For purposes of the preceding sentence, Employee shall be deemed to be subject to the highest effective after-tax marginal rate of taxes.

                                                For purposes of this Agreement:

                                                                                                                                                                                                (a)                                 “After-Tax Amount” means the portion of a specified amount that would remain after payment of all taxes paid or payable by Employee in respect of such specified amount; and

                                                                                                                                                                                                (b)                                 “Floor Amount” means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Employee without causing Employee to become liable for any Excise Taxes in connection therewith; and

                                                                                                                                                                                                (c)                                  “After-Tax Floor Amount” means the After-Tax Amount of the Floor Amount.

                                                                                                                                                5.11.4              If for any reason tax counsel mutually agreeable to Company and Employee later determine that the amount of Excise Taxes payable by Employee is greater than the amount initially determined pursuant to the above provisions of this Paragraph 5.11, then Company shall, subject to Paragraphs 5.11.5 and 5.11.6, pay Employee, within thirty (30) days of such determination, or pay to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to the product of (a) the sum of (i) such additional Excise Taxes and (ii) any interest, penalties, expenses or other costs incurred by Employee as a result of having taken a position in accordance with a determination made pursuant to Paragraph 5.11.5 multiplied by (b) the Gross-Up Multiple.

                                                                                                                                                5.11.5              Employee shall immediately notify Company in writing (an “Employee’s Notice”) of any claim by the IRS or other taxing authority (an “IRS Claim”) that, if successful, would require the payment by Employee of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Paragraph 5.11.  Employee’s Notice shall fully inform Company of all particulars of the IRS Claim and the date on which such IRS Claim is due to be paid.

                                                                                                Company shall direct the Employee as to whether to pay all or part of the IRS Claim or to contest the IRS Claim or to pursue a claim for a refund (a “Refund Claim”) of all or any portion of such Excise Taxes, other taxes, interest or penalties as may be specified by Company in a written notice to Employee.  If Company directs Employee to pay all or part of the IRS Claim, the amount of such payment shall also be deemed a Gross-Up Payment, which Company shall pay to the Employee or the IRS, as appropriate.  The Employee shall cooperate fully with Company in good faith to contest such IRS Claim or pursue such Refund Claim (including appeals) and shall permit DST to participate in any proceedings relating to such IRS Claim or Refund Claim.

                                                                                                Company shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Employee to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority.

                                                                                                Company shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by Company or Employee in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Employee, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such payment of costs or expenses.

                                                                                                                                                5.11.6              If Employee receives any refund with respect to Excise Taxes, Employee shall (subject to Company’s complying with any applicable requirements of Paragraph 5.11.5) promptly pay Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  Any contest of a denial of refund shall be controlled by Paragraph 5.11.5.

                                                6.                                      NON-DISCLOSURE, INVENTION OWNERSHIP, NON-SOLICITATION AND NON-COMPETITION.  Only for purposes of this Paragraph 6, “Company” shall mean Company, DST International, DST and their respective affiliates, including without limitation joint ventures.

                                                                                                6.1                               Ownership and Confidentiality of Proprietary Information.

                                                                                                                                                6.1.1       Definition of Proprietary Information.  All information and know how, whether or not in writing or other tangible or electronic form, concerning the business or financial affairs of Company, including but not limited to all (i) inventions, discoveries, improvements and trade secrets, (ii) products and services and all plans, service levels, specifications and concepts for products and services, (iii) business plans, business and systems processes, methods, techniques, specifications and formulas, (iv) research and development projects and data, (v) financial and marketing data and information, (vi) information about customers and prospective customers, including contractual terms, customer specifications and the identity of and relationships with customer employees, (vii) names and other data relating to Company employees, consultants, suppliers and prospective employees, consultants and suppliers, (viii) computer data, reports, computer programs, source codes, object codes, manuals, tapes, listings, specifications, test results, programming sequences, application programming interfaces, screen designs and formats and user interfaces, algorithms, flow charts, program formats, user documentation and operating processes, and (ix) trade names, copyrights and other intellectual property rights, whether developed or invented by Employee or others, and whether patentable, copyrightable or not, shall be “Proprietary Information.”

                                                                                                                                                6.1.2       Ownership of Proprietary Information.  All Proprietary Information and all files, databases, letters, memoranda, reports, records, data, sketches, drawings, research notebooks, program listings or other written, photographic or other material containing Proprietary Information, whether created by Employee or others, and whether in tangible, intangible, written or electronic form, shall be and are the exclusive property of the Company to be used by Employee only in the performance of

Employee’s duties for the Company.  All Proprietary Information and all records or copies thereof and all tangible property of the Company in the custody or possession of Employee shall be delivered to the Company upon the earlier of (i) a request by Company or (ii) the termination of Employee’s employment.

                                                                                                                                                6.1.3                     Nondisclosure.  Employee shall not, either during or after Employee’s employment by Company, disclose any Proprietary Information to others outside Company, or use the same for any purpose without prior written approval by the President of DST other than to discharge Employee’s duties assigned by Company, unless and to the extent that any Proprietary Information becomes generally known to and available for use by the public other than as a result of the Employee’s acts or omissions or that any Proprietary Information is required to be disclosed by valid court order and Employee has given Company prompt notice of the order in advance of the disclosure.

                                                                                                6.2                               Invention Non-Disclosure and Ownership.

                                                                                                                                                6.2.1       Disclosure of Developments to Company.  Employee shall make full and prompt disclosure to the Company of all inventions, designs, processes, improvements, discoveries, methods, computer hardware and software and other works of authorship, whether or not fully integrated, debugged or documented and whether patentable, copyrightable or not, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by the Company and related in any way to the business of Company, whether or not during normal working hours or on the premises of the Company during Employee’s employment by the Company (all of which are collectively referred to as “Developments”).  All of the Developments shall be deemed to be Proprietary Information.

                                                                                                                                                6.2.2                     Assignment of Developments.  All Developments will be the property of Company, and to the extent necessary Employee hereby assigns to the Company (or any person or entity designated by the Company) all Employee’s right, title and interest in and to all such Developments and all related trademarks, patents, patent applications, copyrights and copyright applications.  In the event this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by an employee (“Non-Assignable Inventions”), this Paragraph 6.2.2 shall not apply to any Non-Assignable Invention which, pursuant to a final binding enforceable order of a court of competent jurisdiction, or pursuant to an agreement of Company, falls within such classes.  However, with respect to any Non-Assignable Invention, Employee hereby grants to Company a perpetual, royalty-free, non-exclusive license to make, use and sub-license such Non-Assignable Invention, and to create derivative works therefrom, in connection with the conduct of Company’s business.

                                                                                                                                                6.2.3                     Further Assurances.  Employee agrees to cooperate fully with Company, both during and after Employee’s employment with Company, with respect to the procurement, maintenance and enforcement of trademarks, copyrights and patents (in the United States and foreign countries) relating to Developments.  Employee agrees to sign all papers, including, without limitation, trademark applications, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which Company may deem necessary or desirable in order to protect its rights and interests in any Development.

                                                                                                6.3                               Company’s Right to Notify Subsequent Employers.  The Company may do all necessary things, and take all necessary action, in Company’s discretion, to protect its rights under this

Agreement, including without limitation notifying any subsequent employer, partner or business associate of Employee of the existence of (and furnishing to any such person) the provisions of this Paragraph 6.

                                                                                                6.4                               Other Agreements.  Employee hereby represents that Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential proprietary information in the course of Employee’s employment with Company or to refrain from competing directly or indirectly with the business of such previous employer or any other party.  Employee further represents that Employee’s performance of all terms of any agreement between Employee and Company and as an employee of Company or Group Chief Executive-DST International does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee’s employment with Company.  Employee agrees not to disclose to Company or induce Company to use any confidential proprietary information or material belonging to any previous employers or others.

                                                                                                6.5                               Non-Solicitation and Non-Competition.

                                                                                                                                                6.5.1                     Employee covenants and agrees that during the Restrictive Period (as defined below) Employee will not:

                                                                                                                                                                                                (a)                                 directly or indirectly employ or seek to employ any person employed at that time by Company or otherwise encourage or entice any such person to leave such employment.

                                                                                                                                                                                                (b)                                 become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined below);

                                                                                                                                                                                                (c)                                  acquire an ownership interest in a Competitor, other than not more than a 2% equity interest in a publicly-traded Competitor; or

                                                                                                                                                                                                (d)                                 solicit any customers or vendors of Company on behalf of or for the benefit of a Competitor.

                                                                                                                                                6.5.2                     “Restrictive Period” means at a minimum the period of Employee’s employment.  It also includes twenty-four (24) months from termination of employment if Employee is receiving separation pay under Paragraph 4.5.  Finally, it includes any period following termination of employment during which unvested awards received by Employee from Company or DST continue to vest.

                                                                                                                                                6.5.3                     “Competitor” means, unless the DST Board determines otherwise, any person, entity or organization that sells goods or services in the geographic area described below, which goods or services are the same or similar to (or may be used as a substitute for) those sold by a business that (i) is being conducted by Company in the geographic area at the time in question and (ii) was being conducted by Company in the geographic area on the date of Employee’s termination of employment.

                                                                                                                                                6.5.4                     The “geographic area” referred to in this Paragraph 6 shall mean the United States and any other country in which Company has, at the termination of Employee’s employment, offices or operations which accounted for 1% or more of the annual revenues of DST or any of its subsidiaries or joint ventures during the time in question.

                                                                                                6.6                               Security Clearances.  The Company may obtain contracts with the United States of America or agencies or instrumentalities thereof or other governmental agencies or business firms under the terms of which Company and its employees will be required to comply with certain security regulations imposed by the United States Government or an agency thereof or other governmental agencies or business firms.  In the event Company obtains any such contracts and if under the terms of such contracts it is necessary for Employee to obtain security clearances and abide by certain security regulations, Employee agrees to promptly and diligently apply for any necessary security clearances, to comply with any and all such regulations, and to make every reasonable effort to maintain Employee’s continued qualifications for all security clearances appropriate or necessary to the performance of duties properly assigned to Employee pursuant hereto.

                                                                                                6.7                               Remedies.  Employee agrees that the restrictions contained in this Paragraph 6 are necessary for protection of the business of Company and that unauthorized disclosure of any of the Proprietary Information or other violation of this Paragraph 6 would cause irreparable injury to Company not adequately remediable in damages.  Employee agrees that any breach of his obligations under this Paragraph 6 shall, in addition to any other relief to which Company may be entitled, entitle Company to temporary, preliminary and final injunctive relief against further breach of such obligations, without the posting of any bond. The existence of any claim or cause of action on the part of Employee against Company, its successors or assigns, whether arising an agreement between Employee and Company or otherwise, shall in no way constitute a defense to the enforcement of these provisions. The Restrictive Period shall be extended in an amount which equals the time period during which Employee is in violation of any of the provisions hereof.

                                                7.                                      CODE SECTION 409A.  In the event any payment or provision of a benefit hereunder would trigger excise tax, interest or other penalties under Internal Revenue Code Section 409A (“409A Penalties”) (a) if postponement of such payment or provision would avoid 409A Penalties, such payment or provision will be postponed and made the earliest date it can be made without triggering 409A Penalties, and (b) if postponement of such payment or provision would not avoid 409A Penalties, the parties agree to amend the Agreement to provide an alternative benefit of substantially equivalent value that would not be subject to 409A Penalties.

                                                8.                                      NOTICES.  All notices and other communications provided for herein that one party intends to give to the other party shall be in writing and shall be considered given when mailed or couriered, return receipt requested, or personally delivered, either to the party or at the addresses set forth below (or to such other address as a party shall designate by notice hereunder):

If to Company:
Thomas McDonnell, President
DST Technologies
333 W. 11th , 5th Floor
Kansas City, MO 64105

cc:
Randall D. Young
General Counsel
DST Systems, Inc.
333 W. 11th, 5th Floor
Kansas City, MO 64105

If to Employee:
20 Langford Place
St. John’s Wood
London, UK NW80LL

                                                9.                                      AMENDMENTS.  This Agreement may be amended, modified or superseded only by a written instrument executed by both of the parties hereto.

                                                10.                               BINDING EFFECT.  This Agreement shall inure to the benefit of and shall be binding upon Company and Employee and (other than the provisions of Paragraph 6) on their respective heirs, executors, personal representatives, successors and permitted assigns.

                                                11.                               ASSIGNABILITY.  This Agreement shall not be assigned, in whole or in part, by either party, without the prior written consent of the other party; provided, however, that this Agreement shall be deemed assigned, with no consent required, to any Company, DST International or DST subsidiary or affiliate to whose employ Employee may be transferred.

                                                12.                               GOVERNING LAW.  This Agreement shall be governed by the laws of the State of Missouri without regard to its conflicts of law principles.

                                                13.                               ENTIRE AGREEMENT.  This Agreement contains the entire Agreement between the parties relative to its subject matter, superseding all prior agreements or understandings of the parties relating hereto.

                                                14.                               WAIVER.  Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof. The failure of either party at any time to require performance of any provision of this Agreement shall not affect such party’s right at a later time to enforce such provision. No consent or waiver by either party to any default or to any breach of a condition or term in this Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.

                                                15.                               INVALIDITY OF PORTION OF AGREEMENT.  If any provision of this Agreement or the application thereof to either party shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the fullest extent of the law.

                                                16.                               SIGNING BONUS.  Company shall pay Employee a one-time signing bonus of Five Hundred Thousand and no/100’s Dollars ($500,000) for commencing employment.  If within twenty-four (24) months of the Effective Date (“Signing Bonus Period”), Company shall terminate Employee for Cause or Employee shall notify Company that he will voluntarily terminate employment, Employee shall reimburse Company for a prorata portion of the signing bonus based on the number of days remaining in the Signing Bonus Period after the date of termination without Cause or Employee’s notice.

                                                17.                               SURVIVAL.  The parties acknowledge and agree that their obligations under Paragraphs 4 through 17 of this Agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Employee and Company; provided, however, that for obligations set forth in any of such Paragraphs that are limited in time, the time limitations shall apply.

                                                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date stated above and effective as stated herein.

By:	/s/ Thomas Abraham
Name:	Thomas Abraham

DST TECHNOLOGIES, INC.

By:	/s/ Thomas McDonnell
Name:	Thomas McDonnell
Title:	President

EXHIBIT A

RESTRICTED STOCK TERMS AND CONDITIONS

1.                                      Restriction Period.  Subject to the early lapsing and forfeiture provisions set forth below, the restrictions shall lapse January 31, 2010.

2.                                      Early Lapsing of Restrictions

                                                •                                          The restrictions shall lapse earlier upon

                                                                                                •                                          Employee’s disability (as defined in Committee rules)

                                                                                                •                                          Employee’s death

                                                                                                •                                          a termination without cause of Employee’s employment on the date of and in connection with a business unit divesture (which is a transaction resulting in a group of employees being terminated).

                                                •                                          If Employee reaches age 59 1/2 and retires, or if Employee’s employment is terminated without cause as part of a reduction in force (which is a termination of employment of at least ten individuals under a single plan of reduction), the restrictions will lapse for a pro-rated number of shares (“Eligible Shares”), based upon the number of months during the restriction period that Employee worked prior to such retirement or termination of employment

                                                •                                          In the event of a Change in Control, as defined in the 2005 Equity Incentive Plan as in effect on the Grant Date or as thereafter amended, the restrictions will lapse on the Eligible Shares (as defined above); subsequent to a Change in Control, the restrictions will lapse on the remaining shares on the earlier of (a) the date that Employee is terminated without cause or resigns for good cause, or (b) the end of the restriction period.

3.                                      Forfeiture of Shares.  Except as provided above, the shares shall be forfeited to the Company without the payment of consideration upon termination of employment (including forfeiture of non-Eligible Shares upon retirement).

4.                                      Restrictions.  Prior to the release of restrictions, the shares of restricted stock may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of by Employee (except that Employee may gift such shares to a spouse, child, step-child, grandchild, parent or sibling, or legal dependent of Employee or to a trust of which the beneficiary or beneficiaries of the corpus and the income shall be either such a person or Employee, provided that the restricted stock so given shall remain subject to the restrictions, obligations and conditions described in the award agreement).

5.                                      Award Agreement.  The grant of shares is subject to Employee’s execution of an award agreement, which shall contain such non-compete, non-disclosure and non-solicitation provisions and remedies for violation as are determined by the General Counsel.

EXHIBIT B

EXPATRIATE ASSIGNMENT DETAIL

Salary:

Quarterly adjustments to salary be made at the end of each quarter to Base Salary for all pay periods ending in the subsequent quarter based on the U.S. dollars/pounds conversion ration of the last day of the quarter.

Housing/Utility Allowance:

U.S. $240,000 per year. Company to review this allowance annually. Adjustments may be made based on U.S. dollars/pounds conversion. If housing in place as of the Effective Date becomes unavailable, or the rent rises substantially, Employee and Company may renegotiate the allowance in good faith or make other arrangements.

Education:	Company to pay the American School in London for tuition costs for Employee’s three children.

Home Leave:

Company to reimburse Employee for one business class trip per annum for 5 people from London to New York City and, for such trip, for transportation expenses between the airports in London and New York and Employee residences in those cities.

US Property:	Company to reimburse Employee for renter’s insurance for reasonable coverage of possessions kept in London residence.

Company to reimburse Employee for property oversight/storage of personal goods in New York.

Tax Preparation:

Company to pay PricewaterhouseCoopers to prepare Employee’s state and federal income tax returns. In the event PricewaterhouseCoopers declines to prepare the return, Company will arrange for tax preparation with a Big 4 accounting firm.

Goods and Services Allowance:	Employee to receive a Goods and Services Allowance to cover the difference in the cost of goods and services between the U.S. and the U.K.

The initial Goods and Services allowance, based on a family of five, will be $5,499 per month. The Efficient Purchaser Index provided by Organizational Resource Counselors is used to determine the monthly amount that is allocated or not allocated due to a favorable exchange rate or market. The ORC index compares costs in the home country to costs in the assignment location.

The Goods and Services allowance will be reviewed annually. If, upon review, the allowance is a difference of 5% or greater (either up or down), Company will notify Employeee of the change in allowance. This review may result in the increase of the allowance or the ceasing of the allowance depending upon the cost-of-living index.